UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 19, 2010

Date of Report (Date of earliest event reported)

General Growth Properties, Inc. (f/k/a New GGP, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	1-34948	27-2963337
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 N. Wacker Drive, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 960-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 15, 2010, General Growth Properties, Inc., formerly New GGP, Inc. (“GGP”), entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. and Deutsche Bank Securities Inc., as representatives of the several underwriters named in the Underwriting Agreement (the “Underwriters”), pursuant to which GGP agreed to issue and sell to the Underwriters, and the Underwriters agreed to purchase for resale to the public, 135,000,000 shares of common stock of GGP, par value $0.01 per share (the “Common Stock”). In addition, GGP granted a 30-day option to the Underwriters to purchase additional shares to cover overallotments, pursuant to which the Underwriters may purchase up to an additional 20,250,000 shares of Common Stock.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated by reference herein.

On November 19, 2009 GGP closed its offering of Common Stock and received net proceeds of approximately $1.99 billion. GGP’s agreements with Fairholme Funds, Inc., Pershing Square Capital Management and Teacher Retirement System of Texas provided for the repurchase of up to $2.15 billion of the $6.8 billion in equity commitments, funded on November 9, 2010 as part of GGP’s predecessor’s plan of reorganization, on more favorable terms through a clawback provision.  GGP used the proceeds of the offering to fund this clawback on November 19, 2010.  Proceeds in excess of the amount needed to fund the clawback will be used for general corporate purposes.

Item 9.01. Financial Statement and Exhibits.

Exhibit
Number	Description

1.1

Underwriting Agreement, dated November 15, 2010, among General Growth Properties, Inc. and Goldman, Sachs & Co and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.

/s/ Edmund Hoyt
	Name:	Edmund Hoyt
	Title:	Senior Vice President and Chief Accounting Officer

Date: November 19, 2010

EXHIBIT INDEX

Exhibit
Number	Description

1.1

Underwriting Agreement, dated November 15, 2010, among General Growth Properties, Inc. and Goldman, Sachs & Co and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein